Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Kristen Gallagher D +1 215 255 7915 kristin.e.gallagher@axaltacs.com axaltacoatingsystems.com

For Immediate Release

Axalta Appoints Samuel L. Smolik to Board of Directors
Philadelphia, PA, September 8, 2016 - Axalta Coating Systems (NYSE: AXTA), a leading global provider of liquid and powder coatings, is pleased to announce that Mr. Samuel L. Smolik has joined the company’s Board of Directors. Mr. Smolik is Senior Vice President - Americas Manufacturing at LyondellBasell Industries (NYSE: LYB), one of the world’s largest plastics, chemical and refining companies serving companies in the packaging, electronics, automotive parts, home furnishing, construction materials and biofuels sectors.
“Sam’s broad management experience and his extensive operations expertise will make strong contributions to the Board,” said Charlie Shaver, Axalta’s Chairman and CEO. “Sam’s wealth of expertise gained during his career working at some of the world’s leading chemical and oil and gas companies will provide valuable insights into how we can continue to accelerate continuous improvement in our global operations. His deep knowledge of environmental, health and safety systems will prove especially valuable as we continue to reinforce our health and safety protocols as well as our commitment to respect the environment and maintain the sustainability of our operations.”
Before assuming his current position at LyondellBasell Industries in 2015, Mr. Smolik was Vice President - Global Health, Safety, Environment and Operational Excellence at the company. From 2005 through 2009, he was Vice President - Global Downstream Health, Safety, Security and Environment at Royal Dutch Shell and before that held a similar position at Shell Chemical. Between 1975 and 2004 Mr. Smolik held a number of positions of increasing responsibility at The Dow Chemical Company, including a role during its merger with Union Carbide, before attaining his final position as Vice President, Global Environment, Health, Safety and Security.
Mr. Smolik has been a member of the American Fuels & Petrochemical Manufacturers Association, the American Chemistry Council’s Responsible Care Committee, and The Conference Board’s Chief EH&S Officers Council among other affiliations. He is also involved with a number of community, education and other non-profit organizations including The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation where he is President of the Board of Directors and Ducks Unlimited, the leading wetlands conservation organization in North America. Mr. Smolik received a B.S. in Chemical Engineering from The University of Texas at Austin.
About Axalta Coating Systems - Celebrating 150 Years in the Coatings Industry
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to better serve our more than 100,000 customers in 130 countries every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us on Twitter @axalta and on LinkedIn.